EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-230205 on Form F-3 and No. 333-187020 on Form S-8, of our reports dated March 5, 2021, relating to the consolidated statements of profit or loss, comprehensive income or loss, changes in equity and cash flow of GasLog Ltd. for the year ended December 31, 2020, appearing in this Annual Report on Form 20-F of GasLog Ltd. for the year ended December 31, 2022.

/s/ Deloitte LLP

London, United Kingdom

March 3, 2023